SHARE  EXCHANGE  AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT ("Agreement") is entered into effective this 31st day of December, 2008 by and between AvStar Aviation Services, Inc., a Texas corporation ("AvStar"), and (a) Pangea Petroleum Corporation, a Colorado corporation ("Pangea").

     RECITALS:

     WHEREAS, AvStar is the record and beneficial owner of 1,500 shares of common stock, no par value, of San Diego Airmotive (the "SDA Common Stock"), which shares constitute all of the outstanding shares of SDA Common Stock, and all or substantially all of the assets of AvStar; and

     WHEREAS, Pangea desires to acquire from AvStar, and AvStar desires to convey to Pangea, all of the issued and outstanding SDA Common Stock, in exchange for shares of the series A preferred stock of Pangea to be created pursuant to the articles of amendment to articles of incorporation attached hereto as Exhibit A ("Pangea Series A Preferred Stock"), all on the terms, provisions and conditions set forth hereinafter;

     AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

     ARTICLE  1
     EXCHANGE  OF  SHARES

     1.1 SDA COMMON STOCK. At the Closing, AvStar shall transfer, convey and deliver to Pangea 1,500 shares of the SDA Common Stock, and shall deliver to Pangea stock certificates representing the SDA Common Stock, duly endorsed to Pangea or accompanied by duly executed stock powers.

     1.2 PANGEA SERIES A PREFERRED STOCK. At the Closing, in exchange for the shares of SDA Common Stock transferred to Pangea pursuant to Section 1.1 above, Pangea shall issue and deliver to AvStar 1,000,000 shares of the Pangea Series A Preferred Stock, which shares will constitute in the aggregate approximately 90% of outstanding economic interest and voting power in Pangea. The transaction by which the transfer shall take place is referred to hereinafter as the "Exchange."

     1.3 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of AvStar at 10:00 a.m. local time, on December 31, 2008, or at such other place and on such other date as Pangea and AvStar may mutually agree in writing (the "Closing Date").


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     1.4     SHAREHOLDER  AND  DIRECTOR  APPROVALS.

     (a) AvStar shall submit, for consideration, approval and adoption at Special Meetings of Shareholders convened as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a Special Meeting), the Exchange and all other actions contemplated by this Agreement that require approval and adoption by its shareholders.

     (b) To the extent not already completed, each party to this Agreement shall submit, for consideration, approval and adoption at a Special Meeting of its Directors convened as soon prior to the Closing as is possible after the date hereof, the Exchange and all other actions contemplated by this Agreement that require approval and adoption by its Board of Directors.

     ARTICLE  2
     REPRESENTATIONS  AND  WARRANTIES  OF  PANGEA

     Pangea hereby represents, warrants and agrees to and with AvStar that (except as expressly set forth on a disclosure schedule attached hereto and signed by AvStar):

     2.1 ORGANIZATION AND STANDING OF PANGEA. Pangea is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado. Pangea has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Pangea is duly authorized and qualified to carry on its business in the manner as now conducted in state in which authorization and qualification is required. Pangea has made available to AvStar true, correct and complete copies of the contents of its minute book, which are accurate in all respects and set forth fully and fairly all of Pangea' transactions.

     2.2 CAPITALIZATION OF PANGEA. The authorized capital stock of Pangea (the "Capital Stock") consists of 500,000,000 shares of common stock ("Pangea Common Stock"), 490,499,544 of which were issued and outstanding prior to the consummation of the Exchange, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. The shares of Pangea Common Stock issued and outstanding prior to the consummation of the Exchange are duly and validly authorized and issued and are fully paid and non-assessable, and were not issued in violation of the pre-emptive rights of any current or former shareholder. The shares of Pangea Common Stock issued and outstanding prior to the consummation of the Exchange were issued, and all secondary transfers of such shares permitted by Pangea were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). The Pangea Series A Stock to be issued to the shareholders of AvStar pursuant to this Agreement will (when issued in accordance with this Agreement) be duly and validly authorized and issued and fully paid and non-assessable, and will not be issued in violation of the pre-emptive rights of any current shareholder. No option, warrant, call, subscription, convertible security, or commitment of any kind obligating Pangea to issue any Capital Stock exists. There is not any compensation plan applicable to any of the officers, directors, or employees of Pangea under which compensation accrued or payable is determined, in whole or in part, by reference to Capital Stock. There are no agreements or commitments obligating Pangea to repurchase or otherwise acquire any Capital Stock.

     2.3 SUBSIDIARIES AND OTHER VENTURES. Pangea has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

      2.4 OWNERSHIP OF STOCK. To the knowledge of Pangea, none of the outstanding shares of Pangea Common Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

     2.5 CAPACITY TO ENTER INTO AGREEMENT. Pangea has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its or his obligations hereunder and thereunder. The execution and delivery by Pangea of this Agreement and all other agreements, documents and instruments to be executed by Pangea in connection herewith have been authorized by all necessary corporate action by Pangea. When this Agreement and all other agreements, documents and instruments to be executed by Pangea in connection herewith are executed by Pangea and delivered to AvStar, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of Pangea enforceable against Pangea in accordance with their respective terms.

     2.6 CONFLICTS. The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which Pangea is a party or by which Pangea is bound or by which any of the assets of Pangea is bound or affected, (b) violate any judgment against, or binding upon, Pangea or upon the assets of Pangea, (c) result in the creation of any lien, charge or encumbrance upon any assets of Pangea pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Pangea.

     2.7 CONSENTS. No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Pangea.

     2.8 SEC FILINGS AND RELATED MATTERS. Pangea has filed all forms, reports, statements and other documents required to be filed with the U.S. Securities and Exchange Commission (the "SEC"), including, without limitation, all Annual Reports on Form 10-KSB, all Quarterly Reports on Form 10-QSB or Form 10-Q, all proxy statements relating to meetings of shareholders (whether annual or special), all Reports on Form 8-K and all required Registration Statements (all such filings being referred to hereinafter as the "SEC Reports"). All of the SEC Reports are true and correct in all material respects and such filings have not included any material misstatement or omitted to state any fact which a reasonable investor would deem to be material. The financial statements contained in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the "Financial Statements") fully and fairly set forth the financial position of Pangea as of the dates thereof and the results of operations for the periods indicated and have been prepared in accord-ance with account-ing principles applied on a consistent basis. There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might adversely affect Pangea, or the value, use, operation or enjoyment of the assets of Pangea and which is not expressly set forth on the balance sheet of Pangea as of September 30, 2008 contained in the Quarterly Reports on Form 10-Q for the three months ended as of such date (the "Balance Sheet").

     Pangea maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, consistently applied ("GAAP"), to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implement to collect such accounts, notes and receivables on a timely basis. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Pangea's ability to record, process, summarize and report financial information.

Neither Pangea, nor any officer or employee (including any employee director) of Pangea, and, to the knowledge of Pangea, no non-employee director, auditor, accountant, attorney or representative of Pangea has received or otherwise had or obtained knowledge of (i) any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Pangea or its internal accounting controls, including any complaint, allegation, assertion or claim that Pangea has engaged in questionable accounting or auditing practices, or (ii) any fraud, whether or not material, that involves management or other employees of Pangea who have a significant role in Pangea's internal controls.

     No attorney representing Pangea, whether or not employed by Pangea, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Pangea or any of its officers, directors, employees or agents.

     2.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Balance Sheet, there has not been:

     (a) Financial Change. Any adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Pangea, or the business of Pangea as continued by Pangea, from that shown on the Financial Statements;

     (b) Dividends, Etc. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Capital Stock, or any direct or indirect redemption, purchase, or any other acquisition of any such stock;

     (d) Incurrence of Debt. Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by Pangea (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

     (e) Creation of Liens. Any mortgage, pledge, lien, security interest, charge, claim or other encumbrance created on or in any of Pangea' properties or assets, except liens for current taxes not yet due and payable;

     (f) Assets. Any sale, assignment, or transfer of Pangea' assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Pangea, any capital expenditures or commitments therefor exceeding in the aggregate $1,000, any damage, destruction or casualty loss exceeding in the aggregate $1,000 (whether or not covered by insurance), or any charitable contributions or pledges;

     (g) Material Contracts. Any amendment or termination of any contract, agreement, license, or arrangement to which Pangea is or was a party or to which any properties or assets of Pangea are or were subject, which amendment or termination has had, or may be reasonably expected to have, an adverse effect on the financial condition, properties, assets, liabilities (accrued, absolute, contingent, or otherwise), or income of Pangea, or the business of Pangea as continued by Pangea;

     (h) Compensation Changes. Any increase in the compensation, rate of compensation, or commission payable or to become payable by Pangea to any of its officers, directors, employees, or agents, or any change in any then existing bonus, profit-sharing, pension, stock option, retirement, or other similar plan, agreement, or arrangement, or any adoption of or entering into of any new bonus, profit sharing, pension, stock option, retirement, group life or health insurance, or other similar plan, agreement, or arrangement, or any accrual, arrangement for, or payment of any severance or termination pay to any present or former officer, director, or key employee of Pangea;

     (i) Other Material Changes. Any other material transaction by Pangea outside the ordinary course of business or any other event or condition pertaining to, and adversely affecting the operations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Pangea, or the business of Pangea as continued by Pangea; or

     (j) Payments to Affiliates. Any payment of any nature to any affiliate of Pangea, including, without limitation, any director, officer or stockholder of Pangea.

     2.10 ASSETS. Pangea has good and indefeasible title to all of its properties, interests in properties, and assets, real and personal, reflected in the Balance Sheet, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever, except (a) liens and encumbrances expressly disclosed in the Balance Sheet, and (b) liens for current taxes not yet due and payable.

     2.11 CONTRACTS. Pangea is not a party to any written or oral lease, contract, agreement, arrangement or commitment, whether or not made in the ordinary course of business, that either (a) involves or may involve aggregate payments by of Pangea exceeding $1,000 per year except as have been provided to Avstar; (b) is not by its terms terminable at will by Pangea without premium or penalty, or (c) otherwise materially adversely affect or, to the knowledge of Pangea, might materially adversely affect the financial condition, property, assets, liabilities (accrued, absolute, contingent, or otherwise), or revenues, of business heretofore conducted by Pangea. All leases, contracts, agreements, arrangement or commitments to which Pangea is a party are in good standing, valid, and effective. There is not, under any such lease, contract, agreement, arrangement or commitment, any existing or prospective default or event of default by Pangea or event which with notice or lapse of time, or both would constitute a default and in respect to which Pangea has not taken adequate steps to prevent a default from occurring; and, to the knowledge of Pangea, no other party to any such lease, contract, agreement, arrangement or commitment, is in default or breach thereof nor has any event occurred which with notice or lapse of time would constitute a breach or default of any of such lease, contract, agreement, arrangement or commitment.

     2.12 PERMITS. Pangea holds all licenses, permits and authorizations required to carry on its business and licenses, permits and authorizations are in good standing. Pangea is in full compliance with and not in default or violation with respect to any term or provision of any of its licenses, permits and authorizations. No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any license, permit, or authorization of Pangea, has been received by Pangea. Pangea has no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice. No license, permit, or authorization of Pangea is affected by the transactions provided for herein or contemplated hereby.

     2.13     EMPLOYEES.

     (a) Pangea is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

     (b) Pangea has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

     (c) Pangea employees are not unionized, and to the knowledge of Pangea, there have not been attempts to unionize them.

     (d) Pangea has never maintained or contributed to any "employee benefit plan," as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, and Pangea has never maintained or contributed to any "multiemployer plan," as defined in such act.

     2.14 LITIGATION. There is no pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation to which Pangea is a party or which adversely affects or might adversely affect Pangea. Pangea is not in default with respect to any judgment, order, writ, injunction, decree, or award applicable to it of any court or other governmental instrumentality or arbitrator. There is no action, suit, proceeding, or claim pending or, to the knowledge of Pangea, threatened against Pangea by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

     2.15 COMPLIANCE WITH LAW. Pangea is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, including without limitation, any laws, ordinances, rules, regulations, permits, or orders relating to the business of Pangea, or the business operations and practices, health and safety, and employment practices of Pangea. Pangea is not delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, or with any trade association or certification organization that has in the past certified or endorsed the business of Pangea. Pangea is not delinquent with respect to any reports required by private covenants or agreements to which it is a party.

     2.16 TAXES. Complete, proper and accurate federal, state and other appropriate jurisdictional tax returns have been timely filed with appropriate governmental agencies by Pangea for each period for which any returns were due. All taxes shown by such returns to be due and payable have been timely paid. No extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period, is currently in effect. Pangea has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority. There is no pending audit or inquiry of Pangea.

     2.17     ENVIRONMENTAL  MATTERS.

     (a) Pangea is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

     (b) Pangea has not received any notice from any governmental agency with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with Pangea's operations, nor does Pangea know of any basis for any investigation or proceeding against it by any federal, state or local environmental or health and safety enforcement agency in connection with the operation of the business;

     (c) Pangea has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years, and so far as Pangea is aware, there are no such threatened or proposed violations with respect to such locations;

     (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with Pangea's business;

     (e) Pangea is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

     (f) There are no claims or facts or circumstances that Pangea reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving Pangea, including, but not limited to, any claim arising from past or present practices of the business of Pangea, or with respect to properties now or previously owned or leased, as asserted under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.9601-9657 and any amendments thereto ("CERLA"), or the Resource
Conservation and Recovery Act, 42 U.S. 6901-6987 and any amendments thereto ("RCRA"), any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of Pangea;

     (g) Pangea is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

     (h) Pangea has determined that no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of Pangea, and there are no off-site locations where Hazardous
Materials associated in any way with Pangea have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of; and

     (i) To the best of any of the Pangea's knowledge and belief, after diligent investigation and inquiry, no real property is owned or leased by Pangea that is on any federal or state "Superfund" list or subject to any environmentally related liens, and no claim has been made or threatened alleging damages arising from any Hazardous Materials or other substances known or suspected to pose a threat to health or the environment.

     The term "Hazardous Materials" shall mean materials, substances, waste or by-products defined as "hazardous substances", "hazardous wastes" or "solid wastes" in CERLA, RCRA or any other federal, state or local environmental statute or regulation or any unwholesome toxic or radioactive material. For the purposes of this representation and warranty, the term "claim" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, costs, and attorneys' fees and other expenses regarding or against the assets of Pangea.

     2.18 FINDER'S FEES; CERTAIN EXPENSES. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Pangea, and their counsel directly with AvStar and its counsel, without the intervention of any other person as the result of any act of any of them, and as far as is known to Pangea, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payment.

     2.19 TRANSACTIONS WITH AFFILIATED PARTIES. There are no transactions currently engaged in between Pangea and any party affiliated with Pangea (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees). Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with Pangea has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of Pangea.

     2.20 UNTRUE STATEMENTS. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by Pangea or its representatives pursuant hereto or in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading or otherwise.

     ARTICLE  3
     REPRESENTATIONS  AND  WARRANTIES  OF  AVSTAR

     AvStar  hereby  represents,  warrants, and agrees to and with Pangea, that:

     3.1 ORGANIZATION AND STANDING OF AVSTAR. AvStar is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas. AvStar has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. AvStar is duly authorized and qualified to carry on its business in the manner as now conducted in state in which authorization and qualification is required. AvStar has made available to Pangea true, correct and complete copies of the contents of its minute book, which are accurate in all respects and set forth fully and fairly all of AvStar's transactions.

     3.2 CAPACITY TO ENTER INTO AGREEMENT. AvStar has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its obligations hereunder and thereunder. The execution and delivery by AvStar of this Agreement and all other agreements, documents and instruments to be executed by AvStar in connection herewith have been authorized by all necessary action by AvStar. When this Agreement and all other agreements, documents and instruments to be executed by AvStar in connection herewith are executed by AvStar and delivered to AvStar, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of AvStar or enforceable against AvStar in accordance with their respective terms.

     3.3 CONFLICTS. The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which AvStar is a party or by which AvStar is bound or by which any of the assets of AvStar is bound or affected, (b) violate any judgment against, or binding upon, AvStar or upon the assets of AvStar, (c) result in the creation of any lien, charge or encumbrance upon any assets of AvStar pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of AvStar.

     3.4 CONSENTS. No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by AvStar.

     3.5 LITIGATION. There is no action, suit, proceeding, or claim pending or, to the knowledge of AvStar, threatened against AvStar by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

     3.6 FINDER'S FEES. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by AvStar and its counsel directly with Pangea, and its counsel, without the intervention of any other person as the result of any act by AvStar, and so far as is known to AvStar, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders' fee, or any similar payment.

     3.7. SECURITIES REPRESENTATIONS. AvStar believes that it is familiar with the business and financial condition, properties, operations and prospects of Pangea, has been given full access to all material information concerning the condition, properties, operations and prospects of Pangea, and it has had an opportunity to ask such questions of, and to receive such information from, Pangea as it has desired and to obtain any additional information necessary to verify the accuracy of the information and data received; it has such knowledge, skill and experience in business, financial and investment matters so that it is capable of evaluating the merits and risks of an acquisition of the shares of the Pangea Series A Preferred Stock being acquired pursuant hereto; it has reviewed its financial condition and commitments and that, based on such review, it is satisfied that it (a) has adequate means of providing for contingencies,
(b) has no present or contemplated future need to dispose of all or any of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto to satisfy existing or contemplated undertakings, needs or indebtedness, (c) is capable of bearing the economic risk of the ownership of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto for the indefinite future, and (d) has assets or sources of income which, taken together, are more than sufficient so that it could bear the loss of the entire value of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto; it is acquiring shares of the Pangea Series A Preferred Stock being acquired pursuant hereto solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto; it understands that shares of the Pangea Series A Preferred Stock being acquired pursuant hereto has not been registered under the Securities Act of 1933 or any state securities laws and therefore shares of the Pangea Series A Preferred Stock being acquired pursuant hereto is "restricted" under such laws; and it has not offered or sold any portion of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto and has no present intention of reselling or otherwise disposing of any portion of shares of the Pangea Series A Preferred Stock being acquired pursuant hereto either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.

     ARTICLE  4
     COVENANTS

     4.1 CONDUCT OF BUSINESS OF PANGEA. Except as contemplated by this Agreement, during the period from the date hereof to the Closing, unless otherwise agreed to in writing by AvStar, Pangea shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as otherwise agreed to in writing by AvStar, prior to the Closing, Pangea shall not (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of
(i) any shares of Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Capital Stock, or any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of Capital Stock, or grant or accelerate any right to convert or exchange any securities of Pangea for Capital Stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Capital Stock outstanding on the date hereof; (b) redeem or otherwise acquire, or propose to redeem or otherwise acquire, any of the outstanding equity securities of Pangea; (c) declare, set aside or pay any dividend or other distribution in respect of any shares of Capital Stock; (d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice; (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; (h) propose or adopt any amendments to its Certificate of Incorporation or Bylaws; (i) enter into any new employment, consulting, severance or indemnification agreement with any officer, director or key management employee; or (j) agree in writing or otherwise to take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of Pangea herein untrue or incorrect in any material respect.

     4.2 ACQUISITION PROPOSALS. From and after the date hereof, Pangea shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Pangea.

     4.3 ACCESS TO INFORMATION AND CONFIDENTIALITY. Between the date hereof and the Closing, each of Pangea and AvStar agrees that it shall (a) give to the other party and its authorized representatives such access during regular business hours to the covenantor's books, records, properties, personnel and to such other information as the other party reasonably request and shall instruct the other party's independent public accountants to provide access to their work papers and such other information as the other party may reasonably request, and
(b) cause the covenantor's officers to furnish the other party with such financial and operating data and other information with respect to the business and properties of the covenantor's as the other party may reasonably request.

     Neither party shall disclose to any third person (other than its accountants, attorneys, consultants, employees, agents and other representatives for purposes of evaluating the Exchange), except as may be required by applicable law, any information obtained pursuant to this Agreement or otherwise in contemplation of the Exchange at any time, unless such information is otherwise already known by the party or is generally available to the public, or hereafter is disclosed to the party by a person who did not have an obligation not to disclose such information or hereafter becomes generally available to the public. In the event that the Exchange is not consummated by the Closing Date as it may be hereafter extended, each party shall promptly return all nonpublic information, documents and other written information containing information obtained pursuant to this Agreement, including any item obtained in any investigation permitted pursuant to this Agreement, and any copies thereof. Each party shall require its accountants, attorneys, consultants, employees, agents and other representatives not to disclose such information, unless required by applicable law.

     4.4 BEST EFFORTS. Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using best efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Pangea or AvStar or both shall take all such.

     4.5 BOARD OF DIRECTORS. At the Closing, the Board of Directors of Pangea shall be expanded to a total of four seats, and Thomas Mathewshall be elected to the expanded Board of Directors. Moreover, at the Closing, all of Pangea's then current officers shall resign from all offices that they respectively hold with Pangea. Subject to full compliance with all applicable laws, rules and regulations (including, without limitation, Section 14(f) of and Rule 14f-1 under the Securities Exchange Act of 1934), Edward Skaggs shall resign from his seat on such Board of Directors. Pangea shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of and Rule 14f-1 under the Securities Exchange Act of 1934 (the "Exchange Act"). In addition and in connection with the Exchange, AvStar agrees to enter into a Voting Agreement (in form satisfactory to AvStar) providing that, for one year after the Effective Date, AvStar shall cast all votes it has with respect to their Pangea Series A Preferred Stock in favor of Alan Premel or his designee for a single seat on the Board of Directors of Pangea in any election of board members.

     4.6 AMENDMENT TO PANGEA'S ARTICLES OF INCORPORATION. As soon after the Closing as is believed advisable, Pangea shall take, at its expense, all action necessary to effect amendments to its Articles of Incorporation to effect (a) a change in Pangea's corporate name to "AvStar Aviation Services, Inc." and (b) a one-for-100 reverse split of the Pangea's common stock, so that the number of issued and outstanding shares of common stock (considered on a fully diluted basis) shall be decreased from approximately 500,000,000 on a pre-split basis to approximately 5,000,000 on a post-split basis, prior to the conversion of the Pangea Series A Preferred Stock. The action required of Pangea shall include mailing to Pangea's stockholders the proxy statement or written consent solicitation statement required by Section 14 under the Exchange Act.

     4.7 CURRENT PANGEA ASSETS. Prior to Closing or as soon thereafter as is possible, Pangea will form a new, wholly-owned Texas subsidiary corporation into which all of Pangea's pre-Exchange businesses, operations and assets shall be contributed.

     4.8 PRESS RELEASES. Pangea and AvStar will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

     ARTICLE  5
     SURVIVAL

     The representations and warranties made in Articles 2 and 3 hereof shall not survive the Closing of the Exchange. Except for those covenants and agreements that by their terms contemplate performance after the Closing of the Exchange, all covenants and agreements set forth herein shall not survive the Closing of the Exchange. This Article 5 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Closing of the Exchange.

     ARTICLE  6
     CONDITIONS  TO  CLOSING

     6.1 CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE. The respective obligations of AvStar and Pangea to enter into the Exchange are subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) SHAREHOLDER APPROVAL. This Agreement and the Exchange shall have been authorized and approved by the shareholders of AvStar in accordance with the provisions of Section 5.03 of the Texas Business Corporation Act.

     (b) LITIGATION. As of the Closing, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of AvStar or Pangea.

     (c) THIRD PARTY CONSENTS. All third party and other consents required for the Exchange shall have been obtained; and

     (d) DUE DILIGENCE. The business, legal, technical and financial due diligence of each party of the other shall have been completed and shall be satisfactory to each party in its sole discretion; and

     (e) NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (ac-crued, absolute, contingent, or otherwise) or income of either AvStar or Pangea, or the busi-ness of either AvStar or Pangea; and

     (f) SECURITIES EXEMPTION. The legal research and analysis as to the availability and anticipated perfection of exemptions from all applicable Federal and state securities offering registration requirements relating to the issuance of the Pangea Series A Preferred Stock in connection with the Exchange shall have been completed and shall be satisfactory to Pangea and AvStar in their sole discretion.

     6.2 FURTHER CONDITIONS TO AVSTAR'S OBLIGATIONS TO CLOSE. The obligations of AvStar to enter into the Exchange are further subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) each of the representations and warranties of Pangea contained in this Agreement shall be true and correct in all respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, Pangea shall have performed in all respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing, and at the Closing there shall be delivered to AvStar customary bring-down certificates (each dated as of the Closing, signed by Pangea and Pangea) to the foregoing effects; and

     (b) each and every officer and director of Pangea shall have signed a release document in form satisfactory to AvStar.

(c) Pangea shall have satisfied all of its periodic reporting requirements with the SEC through the date of the Exchange; and

(d) Pangea shall have not have liabilities exceeding $$758,084.05 for Notes Payable which continue to accrue interest plus the $100,000 that extinguishes all short term debt as of the Closing Date; and

     (e) Pangea shall have delivered its minute books and other corporate records to H.L. Schulle; and

     (f) Dissenters' rights shall have been exercised with respect to no more than five percent (5%) of the outstanding shares of AvStar Common Stock.

     6.3 FURTHER CONDITIONS TO PANGEA'S OBLIGATIONS TO CLOSE. The obligations of Pangea to enter into the Exchange are further subject to the satisfaction at or prior to the Closing of the following conditions

     (a) that each of the representations and warranties of AvStar contained in this Agreement shall be true and correct in all respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, AvStar shall have performed in all respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing, and at the Closing there shall be delivered to Pangea customary bring-down certificates (each dated as of the Closing, signed by AvStar) to the foregoing effects; and

     (b)     AvStar  shall  have $100,000 in cash to satisfy expenses of Pangea.

     ARTICLE  7
     ABANDONMENT  OF  EXCHANGE

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Exchange abandoned at any time prior to the Closing, whether before or after adoption and approval of this Agreement by the shareholders of AvStar:

          (a) By mutual consent of the Boards of Directors of AvStar and Pangea; or

          (b) By the Board of Directors of AvStar if any of the conditions set forth in Section 6.1 or 6.2 are not satisfied in any respect or waived by AvStar on or before the Closing, or if the Closing has not occurred before the end of December 31, 2008, other than due to a breach of this Agreement by AvStar; or

          (c) By the Board of Directors of Pangea if any of the conditions set forth in Section 6.1 or 6.3 are not satisfied in any respect or waived by the Pangea on or before the Closing, or if the Closing has not occurred before the end of business hours on December 31, 2008, other than due to a breach of this Agreement by Pangea; or

          (d) By the Board of Directors of AvStar, if such Board of Directors determines that the consummation of the transaction provided for herein would not, for any reason, be in the best interests of AvStar and its shareholders.

     ARTICLE  8
     MISCELLANEOUS  PROVISIONS

     8.1 COMPLETE AGREEMENT. This Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.

     8.2 WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time. Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman, President or any Vice President or other person who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.

     8.3 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     8.4 NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at such address as a party may specify by notice to the other.

     8.5 GOVERNING LAW. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH TEXAS LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

     8.6 HEADINGS. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

     8.7 EXECUTION OF COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     8.8 SEVERABILITY. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

"PANGEA"

PANGEA  PETROLEUM  CORPORATION,
a  Colorado  corporation

By:/s/  Alan  Premel

Name:  Alan  Premel

Title:  President

"AVSTAR"

AVSTAR  AVIATION  SERVICES,  INC.,
a  Texas  corporation

By:  /s/  Thomas  Mathew

Name:  Thomas  Mathew

Title:  President  and  Chief  Executive  Officer